                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of January 28, 2000, effective as of January 1, 2000, by and among LPA HOLDING CORP., a Delaware corporation ("LPA Holdings"), LA PETITE ACADEMY, INC., a Delaware corporation (the "Company") and JUDITH A. ROGALA ("Executive").

                                    RECITALS

         In order to induce Executive to agree to serve as Chief Executive Officer and President of the Company, LPA Holdings and the Company desire to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to enter into such employment and perform services for the Company on the terms and conditions set forth in this Agreement.

         It is therefore hereby agreed by and among the parties as follows:

         1. Employment.

               (a) Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as Chief Executive Officer and President. In her capacity as Chief Executive Officer and President of the Company, Executive shall have all of the customary powers, responsibilities and authorities of presidents and chief executive officers of corporations of the size, type and nature of the Company.

               (b) Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Chief Executive Officer and President of the Company and agrees to devote her full working time and efforts, to the best of her ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with her duties and responsibilities hereunder, in charitable and community affairs, from managing her personal investments or, except as otherwise provided in Section 12 hereof, from serving as a member of boards of directors or as a trustee of other companies, associations or entities.

               (c) The Company will use commercially reasonable efforts to cause the Executive to be elected to its Board of Directors.

         2. Term of Employment. Subject to the valid execution of a Stockholders Written Consent approving the terms of this Agreement and electing that payments under this Agreement be exempt from treatment as "parachute payments" under
Section 280G of the Internal Revenue Code of 1986, as amended, the Executive's term of employment under this Agreement shall be deemed to have commenced on January 1, 2000 (the "Commencement Date") and, subject to the terms hereof, shall terminate on the third anniversary of the Commencement Date (the "Termination Date"); provided, however, that on such anniversary date and on each subsequent fiscal year end, the Termination Date shall automatically be extended for a period of one year, unless either party shall have given written notice to the other party not less than ninety days prior to the Termination Date that the Termination Date shall not be so extended.

         3. Compensation.

              (a) Initial Base Salary. The Company shall pay Executive a base salary ("Base Salary") at the annual rate of $350,000. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to increase as determined by the Board or its compensation committee.

              (b) Interim Bonus. In addition to her Base Salary, Executive shall be entitled to receive a cash bonus with respect to the Company's fiscal year ending in July 2000 equal to $87,500.

              (c) Annual Bonus. In addition to her Base Salary, Executive shall be entitled to receive a cash bonus (the "Bonus") with respect to each fiscal year; provided that the Executive is employed by the Company on the last day of such fiscal year. The Bonus shall be paid as follows:

                   (i) Prior to the end of each fiscal year, the Board, in good faith consultation with the Executive, shall determine the target EBITDA for the immediately succeeding fiscal year (the "Plan EBITDA") for use in determining the Company's bonus payable to participants in the Company's bonus pool. For purposes hereof, EBITDA shall be as defined in the Indenture dated as of May 11, 1998, among the Company, PNC Bank, as Trustee, and the other parties thereto.

                   (ii) The Executive shall be entitled to a Bonus based upon the attainment of a specified percentage of the actual EBITDA in relation to Plan EBITDA. No Bonus will be payable in the event that actual EBITDA is less than 90% of Plan EBITDA and the maximum bonus of 150% of Base Salary is payable only when actual EBITDA is more than 110% of Plan EBITDA. If actual EBITDA as a percentage of Plan EBITDA falls within one of the gradations specified below, the percentage of Base Salary specified below will be earned in even increments within the relevant gradation.


Range of EBITDA                              Percentage of Base Salary
---------------                              -------------------------

90% or less of Plan EBITDA                              0%

More than 90% but less than or equal to                 50%
100% of Plan EBITDA

More than 100% but less than or equal to               100%
110% of Plan EBITDA

More than 110% of Plan EBITDA                          150%

               (d) Signing Incentive. Subject to Section 6, if the Executive is employed by the Company on the earlier of the fourth anniversary of the Commencement Date and the date that a Change-in-Control (as defined in the Company's 1998 Stock Option Plan) is consummated, the Executive shall be entitled to receive a cash bonus equal to $1.5 million (the "Signing Incentive Bonus"). The right to receive the Signing Incentive Bonus shall vest such that the Executive shall be entitled to receive on the fourth anniversary of the Commencement Date 25% of the amount of the Signing Incentive Bonus for each 365 day period after the Commencement Date that the Executive is employed by the Company.

               (e) Options. The Company agrees to cause to be granted to the Executive options to purchase 49,810 shares of common stock of the Company at an exercise price of $66.92 per share. One half of these options will vest and become exercisable monthly over four years and the other half of these options will vest and become exercisable at such time as the Fair Market Value (as defined in the Company's 1998 Stock Option Plan) of a share of the Company's common stock equals or exceeds $267.68. Such vesting will be accelerated upon the earlier of the consummation of a Change-in-Control (as defined in the Company's 1998 Stock Option Plan) or the consummation of an underwritten registered public offering of Common Stock of the Company. Such options and the underlying shares will be issued pursuant to an agreement that contains repurchase rights, tag-along rights, drag along rights and other provisions substantially equivalent to those set forth in the Company's 1998 Stock Option Plan.

               (f) Compensation Plans and Programs. Executive shall participate in any compensation plan or program, annual or long-term, maintained by the Company on terms no less favorable than those applicable to other senior management personnel of the Company.

         4. Employee Benefits.

              (a) Employee Benefit Programs, Plans and Practices. During the term of her employment hereunder, the Company shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with her positions in the Company and to the extent possible under any employee benefit plan), in accordance with the terms hereof, which the Company makes available to its senior executive officers, including but not limited to (i) retirement, pension and profit-sharing, and (ii) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage.

              (b) Vacation and Fringe Benefits. Executive shall be entitled to a paid vacation each fiscal year of no less than four weeks (consisting of seven calendar days each). The Company may, in its sole discretion, grant additional vacation time to Executive.

         5. Expenses. Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, including without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse

Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

         6. Termination of Employment.

              (a) Termination Not for Cause or Termination for Good Reason.

                     (i) (A) The Company may terminate Executive's employment at any time, and Executive may terminate her employment at any time. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6(b)(ii) hereof) or due to Executive's death or disability or Executive terminates her employment for Good Reason (as defined in Section 6(a)(ii) hereof), Executive shall be entitled to receive from the Company, in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable in accordance with the Company's customary payroll practices, for a period of 12 months following the date of termination an amount equal to the sum of (i) the Executive's Base Salary at its then current annual rate plus (ii) the quotient obtained by dividing the Termination Bonus by the number of payroll periods in the Company's fiscal year.

                     (B) In addition, if Executive's employment is terminated by the Company other than for Cause (as defined in Section 6(b)(ii) hereof) or due to Executive's death or Disability or Executive terminates her employment for Good Reason (as defined in Section 6(a)(ii) hereof), Executive shall (1) be entitled to receive, within a reasonable period of time after the date of termination, a cash lump sum equal to (w) any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon; (x) any unpaid amounts, as of the date of such termination, in respect of the Bonus for the fiscal year ending before the fiscal year in which such termination occurs; (y) the Signing Incentive Bonus (to the extent not already paid) and (z) the Pro Rata Bonus; (2) for the period from the date of termination of Executive's employment until the one year anniversary of the Termination Date (as then in effect), continue to be covered under and participate in the Company's employee benefit programs, plans and practices described in Section 4(a) hereof or under such other plans of the Company which provide for equivalent coverage to the extent and on the terms in effect on Executive's date of termination (other than any disability plan for which coverage cannot be maintained after such termination); and (3) have such rights to payments under applicable plans or programs, including but not limited to those described in Section 3(d) hereof, as may be determined pursuant to the terms of such plans or programs. This Section 6(a)(i) shall survive the termination or expiration of this Agreement.

                     (ii) For purposes of this Agreement, "Good Reason" shall
               mean the occurrence of any of the following events without Executive's express prior written consent and which event shall not have been cured within a reasonable period after notice from the Executive:

                          (A) the assignment to Executive by the Company of
                     duties substantially inconsistent with Executive's positions, duties, responsibilities, authorities, titles and offices as set forth in Section 1 hereof, or any material reduction by the Company of Executive's duties or responsibilities or any removal of Executive as the Chief Executive Officer or President of the Company, except in connection with the termination of Executive's employment for any other reason;

                          (B) a reduction by the Company in Executive's Base
                     Salary or Bonus (other than by reason of the terms of Section 3(c) hereof) as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the terms of this Agreement;

                          (C) any material breach by the Company of any material
                     provision of this Agreement; or

                          (D) a Change of Control shall have been consummated.

                     (iii) For purposes of this Agreement, "Termination Bonus"
              shall mean a cash bonus in an amount equal to the Bonus that would be paid in respect of the current fiscal year based on annualizing the actual EBITDA from the commencement of the fiscal year in which a termination occurs to the date of termination.

                     (iv) For purposes of this Agreement, "Pro Rata Bonus" shall mean a cash bonus in an amount equal to the product of (A) the Bonus that would be paid in respect of the current fiscal year based on annualizing the actual EBITDA from the commencement of the fiscal year in which a termination occurs to the date of termination multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the last day of the immediately preceding fiscal year to the date of such termination and the denominator of which is 365.

                     (v) For purposes of this Agreement, "Disability" means
              Executive's failure to render the services provided for under this Agreement due to the illness, physical or mental disability or other incapacity of the Executive for a period of 90 consecutive days or for at least 45 days in any 180 day period.

              (b) Voluntary Termination by Executive: Discharge for Cause.

                     (i) In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason, prior to the Termination Date, Executive shall be entitled to receive (x) if such termination is prior to the consummation of a Change-in-Control and prior to the fourth anniversary of the Commencement Date, 25% of the amount of the Signing Incentive Bonus for each 365 day period after the Commencement Date that the Executive has been employed by the Company, such amount to be paid on the fourth anniversary of the Commencement Date plus (y) all salary and benefits to which Executive is entitled up to and including the date of Executive's termination of employment hereunder, including, without limitation, compensation payments deferred by Executive and any accrued and unpaid amounts in respect of the Bonus for the fiscal year ending before the fiscal year in which such termination occurs. The obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason. Termination of Executive in accordance with this Section 6(b) shall be communicated to Executive pursuant to a notice of a resolution of a majority of the Board determining that Executive is subject to Discharge for Cause as defined herein.

              (ii) As used herein, the term "Cause" shall be limited to (A) action by Executive involving willful malfeasance in connection with her employment having a material adverse effect on the Company, (B) material breach by Executive of this Agreement or any other agreement entered into between Executive and the Company after a written notice of such breach shall have been delivered to the Executive and, if such breach can be cured, such breach shall not have been cured prior to the tenth day after delivery of such notice, (C) continuing refusal by Executive in willful breach of this Agreement to perform the duties ordinarily performed by a chief executive officer (other than any such failure resulting from her reasonably documented incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to her by the Board which demand specifically identifies the manner in which the Board believes that he has not substantially performed her duties or (D) Executive being convicted of any felony (or any misdemeanor involving the property or assets of the Company) under the laws of the United States or any State. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board at a meeting of the Board (after reasonable notice to Executive and opportunity for her, together with counsel, to be heard before the Board), finding that the Executive was guilty of conduct set forth above in this subsection.

         (c) DEFRA.

              (i) Notwithstanding anything in this Agreement to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 ("DEFRA"), and Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to "excess parachute payments" (as defined in the Code) shall be applicable to any payment or benefit received or to be received by Executive, then the total amount of payments or benefits payable to Executive shall be the greater of (x) the largest amount such that the provisions of DEFRA and Section 280G of the Code relating to "excess parachute payments" shall no longer be applicable and (y) 80% of the amount of the payments to be received by the Executive. Notwithstanding the foregoing, such amount
         (y) shall be deemed to be less than the amount determined pursuant to clause (x) in the immediately preceding sentence unless it exceeds the amount determined pursuant to clause (x) by at least $50,000. Should such a reduction be required, the Executive shall determine, in the exercise of her sole discretion, which payment or benefit to reduce or eliminate. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein and shall pay the largest portion of any parachute payments such that the provisions of DEFRA relating to "excess parachute payments" shall no longer be applicable.

              (ii) Due to the complexity in the application of Section 280(G) of the Code, it is possible that payments made or benefits received hereunder should not have been made under Section 6(c) (an "Overpayment"). In the event that it is determined in writing by the Company's outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an "Excess Parachute Payment" as defined in Section 280G(b)(1) of the Code), then any such Overpayment shall be treated for all purposes as an unsecured, long-term loan from the Company to the Executive, her personal representative, her successors or assigns, as the case may be, that is payable, together with accrued interest from the date of the making of the Overpayment at the rate of 8% per annum on the later to occur of the third anniversary of the payment of such Overpayment, or 6 months following the date upon which it is determined an Overpayment was made. Should it be determined that such an Overpayment has been made, the Executive shall determine, in the exercise of her sole discretion, which payments or benefits shall be deemed to constitute the Overpayment.

         7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                           To the Company and LPA Holdings

                                    La Petite Academy, Inc.
                                    14 Corporate Woods
                                    8717 W. 110th Street, Suite 300
                                    Overland Park, Kansas  66210
                                    with a copy to:

                                    LPA Investment LLC
                                    c/o Chase Capital Partners
                                    380 Madison Avenue, 12th Floor
                                    New York, N.Y.  10017

                                    with a copy to:

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza, 24th Floor
                                    New York, New York  10112
                                    Attention:  John J. Suydam, Esq.

                           To Executive:

                                    Judith S. Rogala
                                    453 Somerset Place
                                    La Canada Flintridge, CA  91011

                                    with a copy to:

                                    Outten & Golden LLP
                                    1740 Broadway, 25th Floor
                                    New York, NY 10019
                                    Attention:  Wayne N. Outten, Esq.

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

         8. Separability; Legal Fees; Arbitration. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 12 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators' award in any court having jurisdiction.

         9. No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Without limiting the Company's rights under Section 12, no payment under this Agreement shall be reduced by any compensation that Executive may earn from a third party after any termination of employment.

         10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of LPA Holdings and the Company, but neither this nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by LPA Holdings or by the Company, except that LPA Holdings and the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of LPA Holdings or the Company.

         11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

         12. Nondisclosure of Confidential Information; Non-Competition.

              (a) Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public.

              (b) For a period of one year commencing on Executive's date of termination for any reason, Executive agrees that, without the prior written consent of the Company, she shall not, directly or indirectly,
         (i) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in material competition with the business of the Company and/or its affiliates or (ii) solicit any employees of the Company and/or its affiliates.

              (c) For purposes of Section 12(b) hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the rendering of any service significantly purchased, sold, dealt in or rendered by the Company and/or its affiliates. As used in the preceding sentence, the term "significantly" shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly held company provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

              (d) Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 12 by Executive.

         13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

         15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflict of laws.

         16. Withholding. The Company shall be entitled to withhold from any payment hereunder any amount required by law to be withheld.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

         18. Entire Agreement. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replaces and supercedes any prior employment agreements.

                                    * * * * *



                                                  LA PETITE ACADEMY, INC.

                                                  By:    /s/ Joan K. Singleton
                                                     ---------------------------
                                                  Name: Joan K. Singleton
                                                  Title: Chief Financial Officer



                                                  LPA HOLDING CORP.

                                                  By:  /s/ Joan K. Singleton
                                                     ---------------------------
                                                  Name: Joan K. Singleton
                                                  Title: Chief Financial Officer



                                                  /s/ Judith A. Rogala
                                                  ------------------------------
                                                  Executive